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                         SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                     NATIONAL TOBACCO FINANCE CORPORATION

         National Tobacco Finance Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is National Tobacco Finance Corporation. National Tobacco Finance Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 25, 1995, and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 1995.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this corporation.

         3. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                    ARTICLE I

                                      Name

         The name of the corporation is National Tobacco Finance Corporation (the "Corporation").

                                   ARTICLE II

                     Registered Office and Registered Agent

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III

                                Corporate Purpose

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                   ARTICLE IV

                                  Capital Stock

         The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100 shares, all of which shall be shares of Common Stock, par value $.01 per share.

                                    ARTICLE V

                                    Directors

         1. The number of directors of the corporation may be fixed by the by-laws. The number of directors constituting the initial Board of Directors shall be one (1), and the name and address of the person who is to serves as the sole director until the first meeting of the shareholders, or until his successor is elected and qualified is:

                           Name                                Address

                  Thomas F. Helms, Jr.                444 Park Avenue South
                                                      New York, NY 10016

         2. Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

         3. To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                   ARTICLE VI

                                     By-laws

         The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

                                   ARTICLE VII

                                    Amendment

         The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders in this

Certificate of Incorporation are subject to this reservation.

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                                  ARTICLE VIII

                                  Incorporator

         The name and mailing address of the sole incorporator is as follows:

                  Name                      Mailing Address
                  ----                      ---------------

              Jeffrey S. Hay                NationsBank Corporate Center
                                            100 North Tryon St.
                                            Suite 2900
                                            Charlotte, NC  28202-4011

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the corporation this ____ day of April, 1996.


                                   NATIONAL TOBACCO FINANCE CORPORATION


                                   By: /s/ Thomas F. Helms, Jr.
                                      -------------------------
                                       Thomas F. Helms, Jr.
                                       President


ATTEST:

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